Exhibit 10.2

Griffon Corporation
712 Fifth Avenue
New York, New York 10019

December 10, 2012

Mr. Robert F. Mehmel
c/o Griffon Corporation
712 Fifth Avenue
New York, NY 10019

Dear Mr. Mehmel:

This letter confirms that, pursuant to the Griffon Corporation 2011 Equity Incentive Plan (the “Plan”), you have been granted 300,000 restricted shares (the “Award”) by Griffon Corporation (the “Company”) with a grant date of December 10, 2012 (the “Grant Date”).

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Except as otherwise provided in this letter, subject to your continued service with the Company or its Subsidiaries and notwithstanding anything in Section 21.4 of the Plan to the contrary, the restrictions on your Award shall lapse (i) with respect to fifty percent of the shares subject to the Award (the “First Tranche”) on December 10, 2015, provided that at least one of Telephonics Corporation, Home Building Products or Clopay Plastic Products Company (together, the “Business Units”) achieves a 3% or greater increase in sales or operating income for any of fiscal years 2013, 2014 or 2015 over, in each case, the immediately preceding fiscal year or, at any such fiscal year end, the Company reports working capital of at least $493,265,000 (the “First Tranche Performance Target”), and (ii) with respect to fifty percent of the shares subject to the Award (the “Second Tranche”) on December 10, 2016, provided that at least one of the Business Units achieves a 3% or greater increase in sales or operating income for any of fiscal years 2013, 2014, 2015 or 2016 over, in each case, the immediately preceding fiscal year or, at any such fiscal year end, the Company reports working capital of at least $493,265,000 (the “Second Tranche Performance Target”). If the First Tranche Performance Target is not satisfied on or prior to September 30, 2015, the First Tranche shall be forfeited. If the Second Tranche Performance Target is not satisfied on or prior to September 30, 2016, the Second Tranche shall be forfeited.

Notwithstanding the foregoing, (i) if your employment is terminated by the Company without “Cause” or by you for “Good Reason” (as such terms are defined in your employment agreement with the Company, dated as of December 10, 2012 (the “Employment Agreement”)), in each case, other than upon a “Change in Control” (as defined in the Employment Agreement), then, if not previously vested or forfeited pursuant to the preceding paragraph, the First Tranche will vest upon the satisfaction of the First Tranche Performance Target on or prior to September 30, 2015 and the Second Tranche will vest upon the satisfaction of the Second Tranche Performance Target on or prior to September 30, 2016; (ii) if your employment is terminated by the Company due to your death or disability, then, if not previously vested or forfeited pursuant to the preceding paragraph, (a) a portion of the First Tranche will vest in a percentage equal to the number of days you worked from the Grant Date until your termination date over 1,095 and (b) a portion of the Second Tranche will vest in a percentage equal to the number of days you worked from the Grant Date until your termination date over 1,460; and (iii) if your employment is terminated by the Company without Cause or by you for Good Reason, in each case, upon a Change in Control, then, if not previously vested or forfeited pursuant to the preceding paragraph, your Award will vest in full as of your termination date.

Unless otherwise determined by the Committee or as set forth above, upon your termination of service with the Company or its Subsidiaries for any reason prior to the lapse of the restrictions on your Award, your Award shall be immediately forfeited on such date with no further compensation due to you.

Any dividends paid with respect to the shares of Common Stock underlying your Award shall be subject to the same restrictions as your Award and will be delivered to you if and when the restrictions on your Award lapse.

The restricted shares granted to you will be issued, subject to the terms and provisions of the Plan and this letter, into your name in book entry registration form. Book entry is a system whereby your ownership is duly recorded and no physical stock certificate is delivered. At all times you will be the registered owner of the restricted shares, subject to the applicable vesting conditions being satisfied.

At the time that the restrictions lapse, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such Common Stock. You may tender cash payment to the Company in an amount equal to the required withholding or request the Company retain the number of shares of Common Stock whose fair market value equals the amount to be withheld. As promptly thereafter as possible, the Company will issue to you the shares released from restrictions and release any related dividend amounts payable to you in connection with such restriction lapse.

The Company may impose any additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right, express or implied, to continue in the service of the Company or its Subsidiaries or interfere in any way with the absolute right of the Company or its Subsidiaries to terminate your service at any time.

Please sign and return a copy of this agreement to the Company’s Senior Vice President and General Counsel designating your acceptance of this Award. This acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of such document.

Very truly yours,

GRIFFON CORPORATION

By:	/s/ Seth L. Kaplan

Name: Seth L. Kaplan
Title: Senior Vice President

ACKNOWLEDGED AND ACCEPTED

/s/ Robert F. Mehmel

Robert F. Mehmel

Dated: December 10, 2012

Enclosure (Copy of Plan)